                                 EMPLOYMENT AGREEMENT

       This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of January 31, 1992 (the "Effective Date"), by and between GARY FARR, a resident of Humble, Texas (the "Executive"), and COMPRESSOR DYNAMICS, LTD., a Texas limited partnership (the "Company").

                                     WITNESSETH:

       In consideration of the employment by the Company, and of the compensation and other remuneration to be paid by the Company to the Executive for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Company and the Executive agree as follows.

       1.    EMPLOYMENT TERM: TERMINATION.

       (a) Subject to the terms and conditions hereof, the Company agrees to employ the Executive for a term commencing as of the Effective Date and continuing through the earliest to occur of:

               (i)     the death or Disability of the Executive;

              (ii) the discharge of the Executive by the Company "For Cause" (as defined below);

             (iii) the discharge of the Executive by the Company other than "For Cause";

              (iv) the Company files a voluntary bankruptcy petition or is otherwise adjudicated to be bankrupt or insolvent by a court of competent jurisdiction; or

               (v)     January 31, 1997.

Such period of employment is referred to herein as the "Employment Term." The Executive hereby accepts such employment subject to the terms and conditions hereof.

       (b) As used herein, "For Cause" shall mean any one or more of the following:

               (i) material or repeated violation by the Executive of the terms of this Agreement or his material or repeated failure to perform his duties as described in Section 2 in a manner consistent with his position;

              (ii) excessive absenteeism on the part of the Executive not related to illness;

             (iii)     the Executive's indictment for a felony;

              (iv) the Executive's commission of fraud, embezzlement, theft or crimes constituting moral turpitude, in any case whether or not involving the Company, that, in the reasonable opinion of the Company, render the Executive's continued employment harmful to the Company;

               (v) the voluntary resignation of the Executive without the prior consent of the Company unless such resignation arises from the breach of the Company of this Agreement or actions of the Company that violate applicable laws;

              (vi)     substance abuse on the part of the Executive; or

             (vii) the Executive knowingly acting in bad faith relative to the Company's business interests.

       (c) As used herein, "Disability" shall mean a physical or mental incapacity of the Executive that, in the good faith determination of the Company, has prevented him from performing the duties assigned him by the Company for 90 consecutive days or for a period of more than 90 days in aggregate in any 18 month period and that, in the determination of the Company after consultation with a medical doctor appointed by the Company, may be expected to prevent the Executive for any period of time thereafter from devoting his full time and energies to his duties as provided hereunder. The Executive's employment hereunder shall cease as of the date of such determination. The Executive agrees to submit to medical examinations, at the Company's sole cost and expense, to determine whether a Disability exists pursuant to reasonable requests that the Company may make from time to time. During the period of any such physical or mental incapacity as provided above, the salary otherwise payable to the Executive may, in the absolute discretion of the Company, be reduced by the amount of any disability benefits or payments received by the Executive from the Company or any health plan funded in whole or in part by the Company (excluding health insurance benefits or other reimbursement of medical expenses attributable to insurance policies that have not been funded in any part by the Company).

       2. DUTIES. The Executive shall hold the title of president and agrees to perform the duties normally associated with that office under the control and at the direction of the Company and such other duties as the Company from time to time may direct consistent with his position. The Executive will devote his full productive time, skill, energy, knowledge, and best efforts during the Employment Term to such duties, and he will faithfully and diligently endeavor to the best of his ability to further the best interests of the Company during the Employment Term. The place of business of the Executive shall be initially located in or about Houston, Texas. The Executive shall travel to such geographical locations as may be appropriate and reasonable from time to time to carry out his duties for the Company. In the event that the Company requires that the Executive permanently move to a new location in furtherance of the Company's business, the Company shall pay all reasonable moving expenses incurred by the Executive in connection with such move that have been pre-approved by the Company in writing. If the Executive fails to move to such new location within a reasonable time period required by the Company, the Executive shall be deemed to have terminated the Employment Term pursuant to Section 1(b)(v), and the Company shall pay the Executive a monthly amount equal to one-twelfth of the Executive's annual base salary determined as of the date of the termination of the Employment Term, commencing on the last day of the first full month following termination of the Employment Term, and continuing through the last day of the third full month following such termination.

       3.    COMPENSATION AND BENEFITS.

       (a) For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary at the rate of $119,200 per year, payable bi-weekly currently during the Employment Term. Bonus payments and base salary adjustments, other than as described in this Agreement, if any, may be made in the sole discretion of the Company and nothing in this Agreement shall entitle the Executive to receive any bonus payments other than as described in this Agreement. The Executive shall be entitled to receive group health/dental insurance, disability insurance and similar benefits as are made available to the Company's employees generally. The Executive shall also be entitled to receive such benefits as the Company from time to time may elect in its discretion to provide for him. The Executive shall be entitled to fifteen business days paid vacation during each full year of his employment hereunder, but shall not take more than ten consecutive business days at any given time. Such vacations shall be taken at such times as are consistent with the reasonable business needs of the Company. All vacation days that the Executive is entitled to hereunder must be taken, if at all, on or before December 31 of each year. The right to any vacation days not taken by the Executive in any calendar year will be forfeited by the Executive as of December 31 of each year.

       (b) The Company shall pay the Executive as of the end of each calendar year during the Employment Term, a bonus (the "EBIT Bonus") equal to 5% of the annual earnings before interest and taxes, and management fees charged by beneficial owners of the Company, calculated in accordance with generally accepted accounting principles ("EBIT") attributable to the operations of the facilities leased by Company and located in Houston, Texas, Eastland, Texas, and Seminole, Oklahoma and such other locations as may be established by the Company from time to time (the "Facilities") if EBIT for any given fiscal year of the Company exceeds $325,000. For any fiscal year in which the Employment Term terminates, the EBIT Bonus shall be payable, if at all, to the Executive on a pro rata basis based on the number of days in such fiscal year that the Executive was employed by the Company. In no event shall the Company be obligated to pay the EBIT Bonus to the Executive for any fiscal year if during such fiscal year the Executive breaches any obligation of the Executive under this Agreement or under any other written agreement entered into between the Executive and the Company. The EBIT Bonus shall be payable to the Executive only if the operations of the Facilities produce a positive Discretionary Cash Flow (as defined below) for any given fiscal year. The term "Discretionary Cash Flow" shall mean, in all cases with respect to the operations of the Facilities, EBIT plus depreciation and amortization, less capital expenditures, scheduled term loan payments (both principal and interest), and federal and state income taxes payable (based on the actual taxable income resulting from all operations of the Facilities as determined by the Company at the tax rates for the fiscal year in question applicable to the beneficial owners of the Company).

       (c) The Company will provide the Executive with an automobile (the "Automobile") for use by the Executive in connection with the performances of his duties under this Agreement. The Executive may also use the Automobile for reasonable personal use. The Executive shall return the Automobile to the Company upon the termination of the Employment Term.

       (d) The Company will pay the premiums on a $500,000 term life insurance policy (the "Policy") selected by the Company and covering the Executive for a period beginning on January 31, 1992, and continuing through the end of the Employment Term. The Company will be the beneficiary under the Policy.

       (e) Within 30 days of the closing of any sale of all of the assets used by the Company in operating the business formerly known as "Compressor Dynamics" (the "Assets"), as the same may be subsequently expanded by the amount of any additional capital contributions and/or the initial federal income tax basis in any additional assets contributed to the Company, contracted or modified during the Employment Term, the Company agrees to pay to the Executive 10% of an amount equal to: (i) the net present value (as of the sale date) of all consideration received by the Company upon such sale of the Assets (the "Net Present Value"), less (ii) the Company's initial federal income tax basis in the Assets (including a purchase price of $3,600,000 plus other capitalizable acquisition costs (including, without limitation, legal expenses, due diligence costs and points)) estimated to be approximately $3,650,000 as of January 31, 1992, increased by the amount of any capital contributions and/or the initial federal income tax basis in any additional assets contributed to the Company (the "Company's Basis"). If the Executive is terminated pursuant to
Section 1(a)(iii) and a sale of the Assets occurs within one year following such date of termination, the Company shall pay to the Executive, within 30 days following the closing of any such sale of the Assets, 10% of the amount by which the lesser of (i) the Net Present Value, or (ii) the fair market value of the net assets of the business formerly known as "Compressor Dynamics", as the same may be subsequently expanded, contracted or modified as determined by the Company, in its sole judgment, as of the date of termination of the Executive, exceeds the Company's Basis; provided, however, that in no event shall the Company be obligated to make such payment to the Executive if the Executive breaches any material obligation of the Executive under this agreement or under any other written agreement entered into between the Executive and the Company. If the Executive is terminated pursuant to Section 1(a)(iii) and a sale of the Assets does not occur within one year following such date of termination, the Company shall issue to the Executive an unsecured, non-interest bearing promissory note executed by the Company and payable to the Executive upon the earlier to occur of (A)five years following the date of termination of the Executive, or (B) 30 days following the closing date of any sale of assets, in the original principal amount of an amount equal to 10% of the amount by which the fair market value of the net assets of the business formerly known as "Compressor Dynamics", as the same may be subsequently expanded, contracted, or modified as determined by the Company, in its sole judgment, as of the date of termination of the Executive, exceeds the Company's basis; provided, however, that in no event shall the Company be obligated to issue such promissory note or make such payment to the Executive if the Executive breaches any obligation of the Executive and the Company.


    4. REIMBURSEMENT FOR BUSINESS EXPENSES. During the Employment Term, the Executive is authorized to incur reasonable, ordinary and necessary business expenses in the performance of his duties to the Company in accordance with policies established by the Company form time to time. The Executive shall account to the Company for all such expenses and the Company shall pay or reimburse the Executive for such expenses in accordance with the reimbursement policies established by the Company.

    5. EFFECT OF TERMINATION OF EMPLOYMENT TERM: SEVERANCE. If the Employment Term is terminated, then the Executive's rights and the Company's obligations hereunder (including, without limitation, the Company's's obligation to pay salary and bonuses and provide benefits as set forth herein) shall forthwith terminate except as expressly provided in this agreement. If the Employment Term is terminated pursuant to Section 1(a)(iii), the Company shall pay the Executive one-half of his annual base salary as provided in Section 3(a) within 30 days following of such termination and shall pay to the Executive if the Executive has not yet been employed elsewhere, a monthly amount equal to one-twelfth of the Executive's annual Base salary determined as of the date of termination commencing on the last day of the seventh month following the date of such termination and continuing on the last day of each month thereafter until the earlier to occur of (a) the date the Executive is employed elsewhere, or (b) the last day of the twelfth full month following the date of such termination. If the Employment Term is terminated pursuant to Section 1(b)(v) within 30 days following any reduction in the Executive's annual base salary by 15% or more, the Company shall pay the Executive a monthly amount equal to one-twelfth of the Executive's annual base salary determined as of the date of termination of the Employment Term commencing on the last day of the first month following the termination of the Employment Term, and continuing through the last day of the third full month following such termination.

    6. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that he will have access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes a valuable, special and unique property of such members of the Company Group. As used herein "Company Group" means the Company, its partners, and any entity that directly or indirectly controls, is controlled by, or is under common control with the Company or any of its partners, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise (it being understood that the limited partners in the Company do not control such partnership or entity it controls). Except as required by law, the Executive shall not at any time, either during or subsequent to the Employment Term, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, it successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of wether developed by the Executive) without the prior written consent of Company. The term "Confidential Information" with respect to any person means any secret or confidential information or know how and shall include, but shall not be limited to, the plans, the customers, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing, or manufacturing methods, and techniques at any time used, developed, investigated, made or sold by such person, before or during the Employment Term, that are not are not readily available to the public or that are maintained as confidential by such person. The term "Confidential Information" shall not include any information or data that becomes generally available to the public other than by a breach of the Executive of his obligations under this Agreement. The Executive shall maintain in confidence any

Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

    7. DELIVERY OF DOCUMENTS UPON TERMINATION. The Executive shall deliver to the Company or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made composed or received by the Executive, solely or jointly with others, that are in the Executive's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of any member of the Company Group. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to poses, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under his direction or that may come into his possession in any way during the term of his employment with the Company that relate in any manner to the past, present, or anticipated business of any member of the Company Group.

    8. DISCLOSURE AND RECEIPT OF CONFIDENTIAL INFORMATION. The Executive shall not, at any time during his employment, receive from persons not employed by the Company, any Confidential Information, as described above, not belonging to the Company, unless a valid agreement is authorized by the Company and is signed by both the Company and the disclosing party. The Executive shall not use or disclose to other employees of the Company, during his employment with the Company, Confidential Information belonging to his former employers, former business associates, or any other third parties unless written permission has been given by such third parties to the company and accepted by the Company to allow the Company to use and/or disclose such information. The Executive shall defend and indemnify the Company Group for any breach of the covenant contained on the preceding sentence; provided, however, that the indemnity contained in this sentence shall be limited to actual damages incurred by the Company Group and any claim by the Company Group for indemnification under this sentence must be commenced within three years following the termination of the Employment Term.

    9. INTELLECTUAL PROPERTY. The Executive shall hold in trust for the benefit of the Company, and shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds his heirs, executors, and administrators to assign to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments (the "Developments") conceived, made, discovered or developed by him, solely or jointly with others, during the term of his employment by the Company, whether during or outside of usual working hours and whether on the Company's premises or not, that relate in any manner to the past, present or anticipated business of the

Company. All works of authorship created by the Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of
1976, as amended, and shall be owned entirely by the Company.   Any and all such
Developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and the Executive shall assist and fully cooperate in every way, at the Company's expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such developments in any and all countries. Within one year following the end of the Employment Term and without limiting the generality of the foregoing, any Development of the Executive relating to any subject matter on which the Executive worked or was informed during his employment by the Company shall be conclusively presumed to have been conceived and made prior to the termination of his employment (unless the Executive clearly proves that such development was conceived and made following the termination of his employment), and shall accordingly belong and be assigned tot he Company and shall be subject to this Agreement.

    10. FURTHER ACTS. At the request of the Company (but without additional compensation from the Company during his employment by the Company) the executive shall execute any and all papers and perform all lawful acts that the Company may deem reasonably necessary or appropriate to further evidence or carry out the transactions contemplated in this Agreement including, without limitation, such acts as may be necessary for the preparation, filing, prosecution, and maintenance of applications for United States letters patent and foreign letters patent, or for United States and foreign copyright, on the Developments.

    11. NO CONFLICTS, DISCLOSURE. Without the prior written consent of the Company, the Executive shall not, directly or indirectly, enter into any business affiliation or enterprise, including without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture or acquire any equity interest in a corporation (other than solely on account interests not amounting to more than 5% of the total equity interests in an entity if such interests are traded on stock exchanges or through other recognized securities markets or were acquired though a syndication in which the Executive did not participate, directly or indirectly, as a promoter ("Excluded Interests")). The Executive represents and warrants that, except as disclosed on Exhibit A. Attached hereto, as of the Effective Date he is not engaged in any such business affiliation and does not own any such equity interests. Moreover, in keeping with the Executive's fiduciary duties to the Company, the Executive shall not, acting alone or in conjunction with others, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such conflict to continue. The Executive shall promptly disclose to the Company any facts that might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect any member of the Company Group involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Company include, but are not limited to, the following: (a) acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with any member of the Company Group does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than nominal value; (b) misuse of information or facilities of any member of the Company Group to which the Executive has access in a manner which will be detrimental to the interests of the Company Group such as utilization for the Executive's own benefit of know-how or information developed through the business or research activities of any member of the Company Group; and (c) the appropriation to the Executive or the diversion to others, directly or indirectly, of any business opportunity with respect to which it is known that any member of the Company Group, or could be reasonably be anticipated that the Company, would be interested such as the opportunity for purchase or lease of real estate, the creation of a joint venture or other business relationship, or the marketing of products, services or the like.

       12.   NO COMPETITION.   Throughout the Employment Term and, unless the
Employment Term terminates pursuant to Section 1(a)(iii), through the first anniversary of the expiration thereof, the Executive shall not directly or indirectly engage in the business of leasing, packaging, servicing, renting, or selling compressors, compressor packages, or compressor components or any other business in which any member of the Company Group directly or indirectly engages during the Employment Term; provided, however, that the restriction in this
Section 12 shall apply only to the reasonable and limited geographic area consisting of any state in which any member of the Company Group directly or indirectly has offices, operates or otherwise conducts business. For purposes of this Section 12, a person shall be deemed to engage in any business or have offices indirectly if any entity in which such person has a direct or indirect equity interest (other than Excluded Interests) engages in such business or has such offices.

       13.   NO TAMPERING.   Throughout the Employment Term and through the
first anniversary of the expiration thereof, the Executive shall not intentionally (a) request, induce or attempt to influence any distributor or supplier of goods or services to any member of the Company Group to curtail or cancel any business they mat transact with any member of the Company Group; (b) request, induce or intentionally attempt to induce any customers of any member of the Company Group that have done business with ir potential customers which have been in contact with any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group; or (c) request, induce or attempt to influence any employee of any member of the Company Group to terminate his or her employment with such member of the Company Group.

       14.   PUBLICITY AND ADVERTISING.   The Executive agrees that the Company
may use his name, picture, or likeness for any Company advertising, publicity, or other business purpose at any time, during his employment by the Company and may continue to use materials generated during his employment for a period of six months thereafter. Such use of the Executive's name, picture or likeness shall not be deemed to result in any invasion of the Executive's privacy or in a violation of any property right the Executive might have; and the Executive shall receive no additional consideration if his name, picture or likeness is so used. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

       15.   REMEDIES.   Each party hereto acknowledges that a remedy at law
for any breach of Executive's obligations under Sections 6 through 13 may be inadequate, agrees that each other party may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. To the extent allowed by law, the Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company. The termination of the Employment Term for any reason shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach; provided, however, that the Company shall commence any legal action, if at all, against the Executive for damages attributable to such a breach within five years following any such termination of the Employment Term.

       16.   NO WAIVER.   No waiver or non-action by either party with respect
to any breach by the other party of any provision of this agreement, nor the waiver or non-action with respect to the provisions of similar agreements with other employees or the breach thereof, shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

       17.   INVALID PROVISIONS.   Should any portion of this agreement be
adjudged or held to be invalid, unenforceable and void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable and void, shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

       18. SUCCESSORS AND ASSIGNS. The Executive may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company. Otherwise, this Agreement shall be binding upon and inure to the parties hereto and their respective heirs, executors, distributees, and permitted successors and assigns.

       19.   SURVIVAL OF THE EXECUTIVE'S OBLIGATIONS.   The Executive's
obligations under this Agreement shall survive for a period of three years following the termination of the employment Term, regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or with out cause.

       20.   PRIOR AGREEMENTS.   This Agreement incorporates the entire
agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, documents, or other instruments with respect to the matters covered hereby.

       21.   GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY, AND
INTERPRETED IN ACCORDANCE WITH THE PROVISIONS OF, THE LAW OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PROVISIONS THAT REFER A MATTER TO THE LAW OF ANY OTHER JURISDICTION.

       22.   NO ORAL MODIFICATIONS.   This Agreement may not be changed or
terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties. Without limiting the foregoing, any change or changes, from time to time, in the Executive's salary or duties or both shall not be, nor bedeemed to be, a change, termination or waiver of this Agreement or of any of the provisions herein contained.

       23.   NOTICES.   All notices and other communications required or
permitted hereunder shall be in writing, and shall be deemed properly given if delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by facsimile, or sent by Express Mail or Federal Express or other nationally recognized express delivery service, as follows:

       If to the Company:

             Compressor Dynamics, Ltd.
             c/o The Catalyst Group, Inc.
             Three Riverway, Suite 770
             Houston, Texas  77056
             Attention:  Daryl A. Hays
             Telecopy No. (713) 623-0473

       If to the Executive:

             Gary Farr
             19410 Forest Timbers Ct.
             Humble, Texas 77346


Notice given by hand, Express Mail, Federal Express, or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change an address to which notice is to be given to it by giving notice as provided above of such change of address.

       24.   EXECUTIVE'S REPRESENTATIONS AND WARRANTIES.   The Executive
represents and warrants that he is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of his obligations hereunder, and that the complete performance of his obligations hereunder will not violate any law, regulation, order or decree of any governmental or judicial body or contract by which he is bound.

       25.   ARBITRATION.   The parties agree that any dispute or claim
concerning this Agreement or the terms and conditions of employment, including whether such dispute or claim is arbitrable, will be settled by binding arbitration. The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand of arbitration was made. A decision and award of the arbitrator made under said rules shall be exclusive, final and binding on both parties, their heirs, executors, administrators, successors and assigns. All reasonable costs and expenses of the arbitration shall be borne by the party against whom such arbitrator rules.

     EXECUTED as of the first date written above.

                                COMPRESSOR DYNAMICS, LTD.

                                By: CATALYST COMPRESSOR, INC.


                                    By: /s/Daryl Hays
                                       ----------------------------------
                                    Name: Daryl Hays
                                         --------------------------------
                                    Title: President
                                          -------------------------------



                                 /s/Gary M. Farr    2/14/92
                                -----------------------------------------
                                GARY FARR

                                      EXHIBIT A

June 15, 1995



Mr. Gary Farr
Compressor Dynamics, Inc
104 Riley Rd.
Houston, Texas 77047


Dear Gary:

Pursuant to Section 18 (see attached) of the employment contract executed on 1/31/92 between yourself and Compressor Dynamics, Ltd., the contract has been assigned to Compressor Dynamics, Inc.

Please sign in the space provided below indicating your acceptance and acknowledgement of this assignment. Please return the original to us.



Sincerely,
/s/Robert Scarfo
----------------
Robert Scarfo





                              Accepted and Acknowledged
                         this 15th day of June, 1995 by:
                                   /s/Gary M. Farr
                           -------------------------------
                                      Gary Farr

Amendment to employment agreements dated January 31, 1992 between Executive and the Company:

By mutual agreement, we acknowledge that it was the understanding and intent that the obligations specified in paragraph 3(e) of the employment agreement dated January 31, 1992 between the Executive and the Company would be honored by Catalyst Capital Partners I, Ltd. ("CCP I, Ltd.", the limited partner of Compressor Dynamics Ltd.)and not by the Company. Therefore, we hereby mutually agree to amend paragraph 3 (e) to replace "the Company" with CCP I, Ltd. (a Texas limited partnership).

Furthermore, we hereby acknowledge that the 385,714 shares of Catalyst Energy Services Inc. common stock granted to the Executive in September, 1995 were in full satisfaction of CCP I, Ltd.'s obligation under paragraph 3(e) of the agreement. All other terms and conditions of the employment agreement between the Executive and the Company remain in full force and effect.


Agreed to this 8 day of
March, 1996
                                  Executive:

                                  /s/Gary M. Farr
                                  ----------------------

                                  Compressor Dynamics, Inc.:

                                  /s/Gary M. Farr
                                  ----------------------
                                  By its      President

                                  Catalyst Capital Partners I, Ltd.:

                                  /s/Rick Herrman
                                  -----------------------
                                  Rick Herrman, V.P. of its
                                  General Partner
                                  The Catalyst Group Inc.